EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS 2014 SECOND QUARTER RESULTS
*  Second Quarter Financial Results Mark 19th Consecutive Quarter of Profitability;
*  Improved Demand in Semiconductor ATE Market Drives Sequential Increase of 24% in Bookings and 40% in Net Revenues;
*  Thermal Non-Semiconductor Related Business Increased

MOUNT LAUREL, NJ, July 30, 2014 - inTEST Corporation (NYSE MKT: INTT), an independent designer, manufacturer and marketer of thermal management products and semiconductor automatic test equipment (ATE) interface solutions, today announced financial results for the second quarter ended June 30, 2014.

2014 Second Quarter

  Second quarter 2014 bookings of $12.6 million increased 24% as compared with first quarter 2014 bookings of $10.2 million, and 15% over second quarter 2013 bookings of $11.0 million; $3.6 million, or 28% of second quarter 2014 bookings, were derived from non-semiconductor test.
  Second quarter 2014 net revenues of $12.3 million increased 40% as compared with first quarter 2014 net revenues of $8.8 million, and 10% over second quarter 2013 net revenues of $11.2 million; $2.9 million, or 23% of second quarter 2014 net revenues were derived from non-semiconductor test
  Second quarter 2014 gross margin was $6.1 million, or 49%, compared with first quarter 2014 gross margin of $4.2 million, or 48%, and second quarter 2013 gross margin of $5.5 million, or 49%.
  Second quarter 2014 net earnings of $1.4 million, or $0.13 per diluted share, grew 374% as compared with first quarter 2014 net earnings of $286,000, or $0.03 per diluted share; and increased 35% compared with second quarter 2013 net earnings of $1.0 million, or $0.10 per diluted share.
  Cash and cash equivalents of $19.6 million at June 30, 2014 increased by 4% as compared with $18.9 million at March 31, 2014.

"Our solid financial results for the second quarter reflect momentum and strength in our business, which was fueled by strong demand from a wide range of customers in all three of our business segments," noted Robert E. Matthiessen, president and chief executive officer. "Quote activity continues to be strong, translating into second quarter bookings growth of 24% sequentially and 15% on a year-over-year basis. Our thermal non-semiconductor related business has increased in both absolute dollars and as a percentage of revenues. Second quarter 2014 bookings derived from non-semiconductor test increased 85% as compared to the first quarter, and accounted for 28% of second quarter bookings. Second quarter 2014 net revenues derived from non-semiconductor test showed a significant improvement of 140% over the first quarter, and accounted for 23% of second quarter net revenues. We exceeded guidance in both net revenues and net earnings, and recorded our 19th consecutive quarter of profitability. Operating income of $2.0 million for the second quarter of 2014 increased by over 400% as compared with the previous quarter, predominantly attributable to gross margin expansion. In addition, we reported a positive book-to-bill ratio for the quarter and have a solid balance sheet with no debt."

Mr. Matthiessen noted that similar to most companies in the ATE sector, inTEST's first half results have been stronger than in the prior year, and the Company's third quarter financial outlook reflects the industry's normal seasonal patterns. inTEST expects that net revenues for the third quarter ended September 30, 2014 will be in the range of $10.5 million to $11.5 million and that net earnings will range from $0.07 to $0.10 per diluted share. This outlook is based on the Company's current views with respect to operating and market conditions and customers' forecasts, which are subject to change.

Mr. Matthiessen concluded, "Looking forward, we expect that 2014 will be stronger than 2013, bolstered by our quote activity and customer adoption of our new products. Our long-term objective is to grow and transform inTEST Corporation into a broad-based thermal test solutions company while continuing to supply our valued customers in the semiconductor test arena. Leveraging the strength of our semiconductor business, we have increased our footprint and evolved into a thermal test solutions provider, offering a comprehensive product portfolio capable of addressing growth markets in both the semiconductor and non-semiconductor sectors, including automotive, consumer electronics, defense/aerospace, energy, industrial, and telecommunications. We believe the conditions for our long-term success remain firmly in place."

Investor Conference Call / Webcast Details:
There will be a conference call with investors and analysts this evening at 5:00 pm EDT to discuss inTEST's 2014 second quarter financial results and management's current expectations and views of the industry. The call may also include discussion of strategic, operating, product initiatives or developments, or other matters relating to inTEST's current or future performance.

The dial-in number for the live audio call beginning at 5:00 pm EDT on July 30, 2014 is (719) 325-2393. The Passcode for the conference call is 2039605. Please reference the inTEST 2014 Q2 Financial Results Conference Call. inTEST Corporation will provide a live webcast in conjunction with the conference call. To access the live webcast, please visit inTEST's website www.intest.com under the "Investors" section.

2014 Q1 Replay Details (Webcast)
A replay of the webcast will be available on inTEST's website for one year following the live broadcast. To access the webcast replay, please visit inTEST's website www.intest.com under the "Investors" section.

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of thermal management products and ATE interface solutions, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. The Company's products are also sold into the automotive, consumer electronics, defense/aerospace, energy, industrial and telecommunications markets. Specific products include temperature management systems, manipulator and docking hardware products and customized interface solutions. The Company has established strong relationships with its customers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events and financial results that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by our customers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. inTEST undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
Contacts:
inTEST Corporation	Investors:
Hugh T. Regan, Jr.	Laura Guerrant-Oiye, Principal
Treasurer and Chief Financial Officer	Guerrant Associates
Tel: 856-505-8999	lguerrant@guerrantir.com
Tel: 808-882-1467

Tables follow -

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Six Months Ended
	6/30/2014	6/30/2013	3/31/2014	6/30/2014	6/30/2013
Net revenues	$12,343	$11,218	$ 8,797	$21,140	$20,191
Gross margin	6,082	5,465	4,185	10,267	9,570
Operating expenses:
Selling expense	1,530	1,528	1,326	2,856	2,717
Engineering and product development expense	887	925	923	1,810	1,921
General and administrative expense	1,621	1,523	1,532	3,153	3,079

Other income (expense)	10	(2)	7	17	4
Earnings before income tax expense	2,054	1,487	411	2,465	1,857
Income tax expense	697	484	125	822	562
Net earnings	1,357	1,003	286	1,643	1,295

Net earnings per share - basic	$0.13	$0.10	$0.03	$0.16	$0.13
Weighted average shares outstanding - basic	10,437	10,372	10,394	10,415	10,350

Net earnings per share - diluted	$0.13	$0.10	$0.03	$0.16	$0.13
Weighted average shares outstanding - diluted	10,454	10,394	10,449	10,453	10,380

Condensed Consolidated Balance Sheets Data:
	As of:
	6/30/2014	3/31/2014	12/31/2013
Cash and cash equivalents	$19,616	$18,853	$19,018
Trade accounts receivable, net	7,744	5,889	5,748
Inventories	3,873	3,803	3,243
Total current assets	32,211	29,513	29,081
Net property and equipment	1,330	1,323	1,254
Total assets	38,395	35,935	35,481
Accounts payable	1,713	1,561	1,064
Accrued expenses	3,210	2,840	3,185
Total current liabilities	5,540	4,455	4,332
Noncurrent liabilities	-	-	-
Total stockholders' equity	32,855	31,480	31,149

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